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                                                               EXHIBIT 99-B.4.16

                     ING LIFE INSURANCE AND ANNUITY COMPANY
                              151 FARMINGTON AVENUE
                           HARTFORD, CONNECTICUT 06156

                                   ENDORSEMENT
                          FOR INSTALLMENT PAY PREMIUMS

This Contract and the Certificate are endorsed as follows.

The first paragraph of the section entitled TRANSFERS FROM THE FIXED PLUS ACCOUNT is deleted and replaced with the following:

The percentage shown on Contract Schedule I under Fixed Plus Account Annual Transfer Limit is waived when there is no competing investment option available under the Contract.

A competing investment option is any Investment Option under the Contract which:

     (a)  Provides a direct or indirect investment performance guarantee;

     (b) Is, or may be, invested primarily in assets other than common or preferred stock;

     (c) Is, or may be, invested primarily in financial vehicles (such as mutual funds, trusts or insurance contracts) which are invested primarily in assets other than common or preferred stock; or

     (d)  Is available through a self-directed brokerage arrangement.

Investment Options that no longer accept contributions or transfers are not considered to be competing investment options.

This Endorsement is effective and made part of the Contract and Certificate on [August 1, 2003].


                                       /s/ Keith Gubbay

                                       President
                                       ING Life Insurance and Annuity Company